Exhibit 10.2

Execution Version

JPMORGAN CHASE BANK, N.A.	BANK OF AMERICA, N.A.
383 Madison Avenue	BofA SECURITIES, INC.
New York, NY 10179	One Bryant Park
New York, NY 10036

BARCLAYS	CITIGROUP GLOBAL MARKETS INC.
745 Seventh Avenue	388 Greenwich Street
New York, NY 10019	New York, NY 10013

GOLDMAN SACHS BANK USA	BNP PARIBAS
GOLDMAN SACHS LENDING PARTNERS LLC	787 Seventh Avenue
200 West Street	New York, New York 10019
New York, NY 10282

CREDIT SUISSE AG, CAYMAN ISLANDS	MORGAN STANLEY BANK, N.A.
BRANCH	1585 Broadway
Eleven Madison Avenue	New York, New York 10036
New York, New York 10010

MUFG UNION BANK, N.A.	WELLS FARGO BANK, NATIONAL
1221 Avenue of the Americas	ASSOCIATION
New York, NY 10020	550 S Tryon St.
Charlotte, NC 28202

MIZUHO BANK, LTD.
1251 Avenue of the Americas
New York, NY 10020

PERSONAL AND CONFIDENTIAL

December 20, 2019

PG&E Corporation
Pacific Gas and Electric Company
77 Beale Street
P.O. Box 77000
San Francisco, California 94177
Attention:          Nicholas M. Bijur

PG&E Corporation
Amendment No. 2 to Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Commitment Letter, dated as of October 4, 2019 (together with the annexes thereto, as supplemented by that certain Joinder Letter dated as of October 28, 2019, that certain Amendment No. 1 to Commitment Letter dated as of November 18, 2019, that certain Joinder Letter dated as of December 2, 2019 and as further amended from time to time in accordance with the terms thereof, the “Commitment Letter”), between PG&E Corporation, a California corporation (“PG&E”) (together with any domestic entity formed to hold all of the assets of PG&E upon emergence from bankruptcy, the “Borrower”), Pacific Gas and Electric Company, a California corporation (or any domestic entity formed to hold all of the assets of Pacific Gas and Electric Company upon emergence from bankruptcy, the “Utility” and together with PG&E, the “Debtors” or “you”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA”, and together with BANA, “Bank of America”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. on behalf of Citi (as defined below), Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP”, and together with GS Bank, “Goldman Sachs”) (JPMorgan, Bank of America, Barclays, Citi and Goldman Sachs, collectively, the “Initial Commitment Parties”) and BNP Paribas (“BNP”), Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), Morgan Stanley Bank, N.A. (“Morgan Stanley”), MUFG Union Bank, N.A. (“MUFG”), Wells Fargo Bank, National Association (“Wells Fargo”) and Mizuho Bank, Ltd. (“Mizuho”, collectively with BNP, Credit Suisse, Morgan Stanley, MUFG, Wells Fargo and the Initial Commitment Parties, the “Commitment Parties” , “we” or “us”), regarding a $7,000 million senior unsecured bridge facility defined therein as the Facility and the related transactions described therein. “Citi” shall mean Citigroup Global Markets Inc., Citibank N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter.

Each party to this Amendment No. 2 to Commitment Letter (this “Amendment”) hereby agrees that the Commitment Letter is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Schedule I hereto. The Commitment Letter shall be deemed to be replaced in its entirely by the Commitment Letter modified to reflect the terms set forth in Schedule I hereto, and each person party hereto as a Commitment Party shall be the sole Commitment Parties under the Commitment Letter on the date hereof after giving effect to this Amendment, and shall have and hereby reaffirm their commitments under the Commitment Letter set forth in Schedule II to the Commitment Letter, subject to the terms and conditions set forth in the Commitment Letter as amended by this Amendment.

Each party hereto agrees to maintain the confidentiality of this Amendment and the terms hereof, subject to the confidentiality provisions contained in the Commitment Letter. The provisions of the third paragraph of Section 9 of the Commitment Letter are incorporated herein, mutatis mutandis, as if the references to the Commitment Letter were to this Amendment. Each of the parties hereto (for itself and its affiliates) (a) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Commitment Letter, this Amendment, or the transactions contemplated thereby or hereby, in any such New York State court or in any such Federal court and (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Except as specifically amended by this Amendment, the Commitment Letter shall remain in full force and effect. This Amendment shall be construed in connection with and form part of the Commitment Letter, and any reference to the Commitment Letter shall be deemed to be a reference to the Commitment Letter as amended by this Amendment. Neither this Amendment nor the Commitment Letter (including the attachments hereto and thereto) may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier, facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

[Remainder of page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sandeep S. Parihar
	Name:	Sandeep S. Parihar
	Title:	Executive Director

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

BofA SECURITIES, INC.

By:	/s/ B. Timothy Keller
	Name:	B. Timothy Keller
	Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Maggie Halleland
	Name:	Maggie Halleland
	Title:	Vice President

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

BARCLAYS BANK PLC

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard D. Rivera
	Name:	Richard D. Rivera
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

BNP PARIBAS

By:	/s/ Denis O'Meara
	Name:	Denis O'Meara
	Title:	Managing Director

By:	/s/ Ravina Advani
	Name:	Ravina Advani
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

MORGAN STANLEY BANK, N.A.

By:	/s/ Chance Moreland
	Name:	Chance Moreland
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

MUFG UNION BANK, N.A.

By:	/s/ Viet-Linh Fujitaki
	Name:	Viet-Linh Fujitaki
	Title:	Vice President

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory R. Gredvig
	Name:	Gregory R. Gredvig
	Title:	Director

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

MIZUHO BANK, LTD.

By:	/s/ Raymond Ventura
	Name:	Raymond Ventura
	Title:	Managing Director

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE:

PG&E CORPORATION

By:	/s/ Nicholas M. Bijur
	Name:	Nicholas M. Bijur
	Title:	Vice President and Treasurer

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ Nicholas M. Bijur
	Name:	Nicholas M. Bijur
	Title:	Vice President and Treasurer

[Signature Page to Amendment No. 2 to Commitment Letter (PG&E)]

SCHEDULE I

[Attached]

Execution Version

JPMORGAN CHASE BANK, N.A.	BANK OF AMERICA, N.A.
383 Madison Avenue	BofA SECURITIES, INC.
New York, New York 10179	One Bryant Park
New York, NY 10036

BARCLAYS	CITIGROUP GLOBAL MARKETS INC.
745 Seventh Avenue	388 Greenwich Street
New York, NY 10019	New York, NY 10013

GOLDMAN SACHS BANK USA
GOLDMAN SACHS LENDING PARTNERS LLC
200 West Street
New York, NY 10282

PERSONAL AND CONFIDENTIAL

October 4, 2019

PG&E Corporation
Pacific Gas and Electric Company
77 Beale Street
P.O. Box 77000
San Francisco, California 94177
Attention:          Nicholas M. Bijur

PG&E Corporation

Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to (i) the Chapter 11 bankruptcy cases, jointly administered under lead case number 19-30088 (the “Chapter 11 Cases”), currently pending before the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), in which PG&E Corporation, a California corporation (or any domestic entity formed to hold all of the assets of PG&E upon emergence from bankruptcy, the “Borrower”) and Pacific Gas and Electric Company, a California corporation (the “Utility”) (together with any domestic entity formed to hold all of the assets of Pacific Gas and Electric Company upon emergence from bankruptcy, the “Utility” and together with PG&E, the “Debtors” or “you”), are debtors and debtors in possession and (ii) the ~~first amended~~joint Chapter 11 plan of reorganization filed by the Debtors and the shareholder proponents with the Bankruptcy Court on ~~September 23~~December 12, 2019 at ECF No. ~~3966~~5101 (as may be further amended, modified or otherwise changed in accordance with this Commitment Letter, the “Plan”) to implement the terms and conditions of the reorganization of the Debtors as provided therein. Capitalized terms used and not defined in this letter (together with Annexes A and B hereto, this “Commitment Letter”) have the meanings assigned to them in Annexes A and B hereto as the context may require. JPMorgan, Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA”, and together with BANA, “Bank of America”), Barclays Bank PLC (“Barclays”), Citigroup Global Markets Inc. on behalf of Citi (as defined below), Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GSLP”, and together with GS Bank, “Goldman Sachs”) and any other Lenders that become parties to this Commitment Letter as additional “Commitment Parties” as provided in Section 3 hereof (including those entities listed in Schedule I attached hereto) are referred to herein, collectively, as the “Commitment Parties,” “we” or “us.”

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You have informed us that, in connection with the consummation of the transactions contemplated by the Plan, the Borrower intends to (a) enter into a new revolving credit facility in an aggregate committed amount of $500 million (the “Revolving Credit Facility”) and (b)(i) issue senior secured notes pursuant to a registered public offering or Rule 144A or other private placement (the “Notes”), (ii) incur term loans under a senior secured term loan facility (the “Term Loan Facility” and the loans thereunder, the “Term Loans” and, together with the Notes, collectively, the “Permanent Financing”) or (iii) issue or incur a combination of the foregoing. In connection therewith, the Borrower desires to enter into a $7,000 million senior unsecured bridge loan facility (the “Facility”) having the terms and subject to the conditions set forth herein and in the Annexes hereto, to be available in the event that the Permanent Financing is not issued and/or incurred on or prior to the Closing Date (as defined in Annex A) for any reason.

The transactions described in the preceding paragraphs are collectively referred to herein as the “Transactions.”

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein.

1.          Commitments; Titles and Roles.

(a) (i) Each of JPMorgan, BofA, Barclays, Citi and GS Bank is pleased to confirm its agreement to act, and you hereby appoint each of JPMorgan, BofA, Barclays, Citi and GS Bank to act, as a joint lead arranger and joint bookrunner (in such capacities, the “Arrangers”) and, except in the case of JPMorgan, co-syndication agent in connection with the Facility and (ii) each other Commitment Party accepts, on its own behalf or on behalf of its designated affiliate, the title(s) agreed to by the Borrower in writing and set forth adjacent to its name on Schedule I attached hereto under the heading “Title(s)”; (b) JPMorgan is pleased to confirm its agreement to act, and you hereby appoint JPMorgan to act, as administrative agent (the “Administrative Agent”) for the Facility; and (c) each of JPMorgan, BANA, Barclays, Citi, GS Bank and GSLP (in such capacity, the “Initial Lenders”) and each other Commitment Party is pleased to commit, and hereby commits, on a several and not joint basis, to provide the Borrower ~~25%, 18.75%, 18.75%, 18.75%, 15% and 3.75%, respectively,~~a portion of the aggregate principal amount of the Facility equal to the principal amount set forth adjacent to its name on Schedule II attached hereto under the heading “Commitment” on the terms contained in this Commitment Letter and subject to the conditions expressly set forth in Annex B hereto; provided that the amount of the Facility shall be automatically reduced as provided under “Mandatory Prepayments and Commitment Reductions” in Annex A hereto with any such reduction to be applied pro rata among the Initial Lenders. It is further agreed that JPMorgan will appear on the top left (and the Arrangers, other than JPMorgan, will appear in alphabetical order immediately to the right thereof) of the cover page of any marketing materials for the Facility and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Our fees for our commitment and for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by you and the Commitment Parties on the date hereof. It is agreed that no other agents, co-agents, arrangers, co-arrangers or bookrunners will be appointed and no other titles will be awarded in connection with the Facility, and no compensation will be paid in order to obtain such person’s commitment to participate in the Facility (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the Facility, unless the Arrangers and you shall so agree; provided, however, that you may award agent (other than administrative agent and co-syndication agent) and similar titles to any additional Commitment Party that becomes a Commitment Party hereunder in accordance with the second paragraph of Section 3 hereof; provided, further, for the avoidance of doubt, no additional Commitment Party shall receive a bookrunner title.

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You agree that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

2.          Conditions Precedent.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter or any other agreement or other undertaking concerning the financing of the Transactions, (a) the Commitment Parties’ commitments and agreements hereunder with respect to the Facility are subject solely to the satisfaction or waiver of the conditions expressly set forth in Annex B hereto and (b) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions described in the immediately preceding clause (a) are satisfied.

3.          Syndication.

The Arrangers reserve the right, in accordance with the provisions of this Section 3, prior to or after the Closing Date, to syndicate the Facility to the Lenders (as defined in Annex A). The syndication of the Facility, including determinations as to the timing of offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted by the Arrangers in consultation with the Borrower. Notwithstanding the foregoing, during the period commencing on the date hereof and ending November 20, 2019 (the “Initial Syndication Period”), the Facility will be syndicated only to those financial institutions approved by you in writing prior to the date hereof or other financial institutions as may be approved by you in your sole discretion (such financial institutions, collectively, the “Approved Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Facility shall be conducted by the Arrangers in consultation with the Borrower. Following the achievement of a Successful Syndication of the Facility, further assignments and commitments shall be in accordance with the section captioned “Assignments and Participations” in the Term Sheet attached hereto as Annex A.

The aggregate commitments of the Commitment Parties with respect to the Facility shall be reduced dollar-for-dollar (and on a pro rata basis) by the amount of each commitment for the Facility received from additional Lenders selected in accordance with the preceding paragraph to the extent such Lender becomes (a) party to this Commitment Letter as an additional “Commitment Party” pursuant to a customary joinder agreement or other documentation reasonably satisfactory to the Arrangers and you (each, a “Joinder Agreement”) or (b) party to the Facility Documentation as a Lender; provided that any reduction of Goldman Sachs’s commitments under the Facility in accordance with the previous sentence or as a result of a reduction of the overall commitments of GSLP and GS Bank, each in its capacity as an Initial Lender, pursuant to the terms of this Commitment Letter shall be allocated between GSLP’s and GS Bank’s respective commitments as determined by GSLP and GS Bank in their sole discretion. Notwithstanding the Arrangers’ right to syndicate the Facility and receive commitments with respect thereto, and except as provided in the immediately preceding sentence, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitment in respect thereof, until after the initial funding of the Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Commitment Parties’ commitments in respect of the Facility until the initial funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Facility on the Closing Date has occurred.

3

To facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of (a) the achievement of a Successful Syndication (as defined in the Fee Letter) and (b) 60 days following the Closing Date (such earlier date, the “Syndication Date”), the Utility and the Borrower will not syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any competing debt facility or any debt or equity security (other than common equity) of the Utility, the Borrower or any of their respective subsidiaries that would reasonably be expected to materially impair the primary syndication of the Facility, in each case without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), other than (i) the Facility, (ii) the Permanent Financing, (iii) the Revolving Credit Facility, (iv) incremental facilities under the Utility’s current debtor-in-possession credit agreement or any new debtor-in-possession facilities, in either case that are to be paid in full in cash at emergence from the Chapter 11 Cases, (v) securitization securities or facilities contemplated by the Plan, (vi) ordinary-course purchase money indebtedness, facility and equipment financings, other debt incurred in the ordinary course of business for capital expenditures and working capital purposes, financial leases or capital lease obligations, overdraft protection, ordinary course letter of credit facilities, hedging and cash management, and similar obligations, (vii) roll-over, “take-back” or reinstated debt ~~that may be~~ contemplated by the Plan and (viii) common and preferred equity issued in accordance with the Plan in satisfaction of claims.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the ~~Initial Lender’s commitment~~Commitment Parties’ commitments hereunder ~~is~~are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility and in no event shall the commencement or successful completion of syndication of the Facility constitute a condition to the availability of the Facility on the Closing Date.

Until the Syndication Date, you agree to actively assist the Arrangers in achieving a syndication satisfactory to you and us. Such assistance shall include (a) your use of commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your and your affiliates’ existing lending relationships, (b) your using commercially reasonable efforts to assist in the preparation of one or more information packages for the Facility in form and substance customary for transactions of this type regarding the business, operations, financial projections and prospects of the Borrower (after giving effect to the Transactions) (collectively, the “Confidential Information Memorandum”), (c) your using commercially reasonable efforts to obtain, as promptly as practicable prior to the launch of the syndication of the Facility, a Public Debt Rating for the Borrower from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”), in each case giving effect to the Transactions, (d) your executing and delivering one or more Joinder Agreements delivered to you in respect of prospective Lenders which are selected in accordance with the provisions of this Section 3, as soon as reasonably practicable following commencement of syndication of the Facility, (e) the presentation of one or more customary information packages for the Facility in format and content reasonably satisfactory to the Arrangers (collectively, the “Lender Presentation”) in a reasonable number of meetings at reasonable times and locations mutually agreed upon and (f) arranging for direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower with prospective Lenders and participation of such persons in a reasonable number of meetings at reasonable times and locations mutually agreed upon. In connection with the Arrangers’ syndication Facility, the use of the proceeds thereof or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for reasonable, documented and invoiced out-of-pocket legal expenses of one primary firm of counsel, one regulatory counsel and one special bankruptcy counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of one regulatory counsel, one special bankruptcy counsel and a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) (the foregoing, the “Counsel Limitation”) or other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (i) have arisen or resulted from the willful misconduct, bad faith or gross negligence of such indemnified person, (ii) have resulted from a claim brought by you or any of your subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder or (iii) have not resulted from an act or omission by you or any of your affiliates and have been brought by an indemnified person against any other indemnified person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder, except to the extent such acts or omissions are determined by a court of competent jurisdiction by a final and non-appealable judgment to have constituted the gross negligence, bad faith or willful misconduct of such indemnified party in such capacity), and (b) to reimburse the Commitment Parties and their respective affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the definitive documentation relating to the Facility) or the administration, amendment, modification or waiver thereof. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. None of the indemnified persons or you shall have any liability for any special, indirect, consequential or punitive damages in connection with activities related to the Facility or the Transactions; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent set forth in this paragraph.

4

No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Platform or otherwise via the internet, and you agree, to the extent permitted by applicable law, to not assert any claims against any indemnified person with respect to the foregoing.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) ~~such settlement~~ includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship among such Commitment Party and you and your affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by any Commitment Party or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Funded Debt Documents and the DIP Facility Credit Agreement) on the other hand.

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In addition, please note that the Commitment Entities do not provide accounting, tax or legal advice.

9.          Miscellaneous.

Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (in each case other than any provision therein that expressly terminates upon execution of the Facility Documentation), this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Facility Documentation is executed and delivered, except that the provisions of Sections 3 and 4 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facility; provided that (x) the foregoing provisions in this paragraph (other than with respect to the provisions set forth in the Fee Letter and under Sections 7, 8 and this Section 9 hereof, which will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder) shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facility Documentation upon execution thereof and thereafter shall have no further force and effect and (y) the provisions of Sections 3 and 4 shall terminate on the Syndication Date (or, in the case of the second paragraph of Section 4, the Closing Date if later).

Each of the parties hereto (for itself and its affiliates) agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in (i) subject to clause (ii)(B), until the Effective Date (as defined in the Plan) of the Plan, the Bankruptcy Court and (ii)(A) thereafter or (B) if the Bankruptcy Court refuses to accept, or the Bankruptcy Court or any appellate court from the Bankruptcy Court determines in a final, non-appealable order that the Bankruptcy Court does not have, jurisdiction, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto (to the fullest extent permitted by applicable law). Each of the parties hereto (for itself and its affiliates) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising hereunder or thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

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10.          PATRIOT Act Notification.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Commitment Parties and each Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

11.          Acceptance and Termination.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject to the conditions expressly set forth in Annex B hereto.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., “pdf” or “tif”) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the execution and delivery of the Facility Documentation by each of the parties thereto, (ii) the Effective Date of the Plan without using the loans under the Facility, (iii) 11:59 p.m., New York City time, on (A) June 30, 2020, if the Confirmation Order has not been entered prior to such time or (B) August 29, 2020, if the Closing Date has not occurred prior to such time, (iv)(A) the Plan or the Approval Order is amended or modified or any condition contained therein waived, in a manner that is adverse to the Commitment Parties in their capacities as such, in either case without the consent of ~~(I) prior to the date that an additional “Commitment Party” becomes party to this Commitment Letter pursuant to a Joinder Agreement, the Commitment Parties party hereto on the date hereof (the “Initial Commitment Parties”) and (II) thereafter,~~ the Administrative Agent and the Commitment Parties holding 66 2/3% of the commitments hereunder in respect of the Facility (~~clauses (I) and (II), collectively, the “~~the “Required Commitment Parties”) (such consent not to be unreasonably withheld, conditioned or delayed; provided that modifications to the Plan solely as a result of an increase in roll-over, “take-back” or reinstatement of any existing debt of the Debtors shall be deemed not to be adverse to the Commitment Parties for the purposes of this clause (A)), (B) any Plan Supplement or any Plan Document (each as defined in the Plan) that is adverse to the interests of the Commitment Parties in their capacities as such is filed or finalized without the consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), (v) the Chapter 11 Case with respect to any Debtor is dismissed or converted to a proceeding under chapter 7 of the Bankruptcy Code, (vi) a trustee or examiner with enlarged powers (having powers beyond those set forth in section 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) is appointed with respect to any of the Debtors, (vii) there is in effect an order of a governmental authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Plan, or any law, statute, rule, regulation or ordinance is adopted that makes consummation of the transactions contemplated by the Plan illegal or otherwise prohibited; (viii) the Bankruptcy Court shall not have entered an order approving the relief requested in the motion filed with the Bankruptcy Court authorizing the Borrower’s entry into and performance under this Commitment Letter, the Fee Letter and any related engagement letter (the “Approval Order”), in form and substance reasonably satisfactory to the Commitment Parties, on or before ~~December 20, 2019~~January 31, 2020; (ix) the Debtors’ aggregate liability with respect to ~~Wildfire~~Fire Claims (as defined in the Plan) is determined (whether (A) by the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes), (B) pursuant to an agreement between the Debtors and the holders of ~~Wildfire Claims~~Fire Claims that is subject to an order of the Bankruptcy Court approving such agreement, or (C) through a combination thereof) to exceed $~~18.9~~25.5 billion (the “~~Wildfire~~Fire Claims Cap”); ~~provided, however, that for purposes of this clause (ix), (1) any Wildfire Claim that the California Public Utilities Commission has approved or agreed to approve for recovery or pass through by the Utility shall not count in determining the Wildfire Claims Cap and (2) the Wildfire Claims Cap shall be increased by an amount equal to the amount of Wildfire Claims consisting of professional fees that the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes) determines to be reasonable;~~ (x) (A) the occurrence of one or more wildfires within PG&E’s service area after the Petition Date (as defined in the Plan) and prior to January 1, 2020 that is asserted by any person to arise out of the Debtors’ activities and that destroys or damages more than 500 dwellings or commercial structures (“Structures”); provided, however, that any notice of termination under this clause (x)(A) must be given on or before ~~January 15, 2020~~the entry of the Approval Order, or (B) the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized; (xi) the Debtors shall not have received at least $~~14,000~~12,000 million of equity commitments by ~~November 7,~~December 24, 2019 on terms reasonably satisfactory to the Commitment Parties, (xii) since June 30, 2019, a Material Adverse Effect shall have occurred; (xiii) the Debtors have failed to perform any of their obligations set forth in this Commitment Letter, which failure to perform (A) would give rise to the failure of the condition set forth in paragraph 1(a) or 1(d) on Annex B hereto and (B) is incapable of being cured or, if capable of being cured by June 30, 2020, the Debtors have not cured within 10 calendar days following receipt by the Debtors of written notice of such failure to perform from the Commitment Parties holding a majority of the commitments in respect of the Facility, (xiv) ~~to the extent that there is a similar termination event under the BCLs as of the applicable date of determination,~~ if at any time after the first day of the Confirmation Hearing (as defined in the Plan), either (A) asserted Administrative Expense Claims (as defined in the Plan) exceed $250 million (excluding all ordinary course Administrative Expense Claims, Professional Fee Claims, ~~and~~ Disallowed Administrative Expense Claims and the portion of an Administrative Expense Claim that is covered by insurance (in each case, as defined in the Plan) and including for the avoidance of doubt, any such expenses or claims with respect to the Facility~~) and~~ (collectively, the “Excluded Administrative Expense Claims”)) or (B) the Debtors have reserved for and/or paid more than $250 million in the aggregate for Administrative Expense Claims, excluding the Excluded Administrative Expense Claims, (xv) on or prior to June 30, 2020, the Borrower shall not have received from the California Public Utilities Commission (the “CPUC”) all necessary approvals, authorizations and final orders to implement the Plan, and to participate in the Go-Forward Wildfire Fund (as defined in the Plan), including (~~i~~A) provisions pertaining to authorized return on equity and regulated capital structure, (~~ii~~B) a disposition of proposals for certain potential changes to PG&E’s corporate structure and authorizations for the Utility to operate as a utility, (~~iii~~C) resolution of claims for monetary fines or penalties under the California Public Utilities Code for conduct prior to the Petition Date and (~~iv~~D) approval (or exemption from approval) of the financing structure and the securities to be issued under the Plan, (xvi) if at any time the Bankruptcy Court determines that the Debtors are insolvent and (xvii) the Plan, any Plan Supplement or any Plan Document is amended, modified or changed, in each case without the consent of the Required Commitment Parties to include a process for transferring the license and operating assets of the Utility to the State of California or a third party (a “Transfer”) or PG&E effects a Transfer other than pursuant to the Plan; (the earliest date in clauses (ii) through (~~xv~~xvii) being the “Commitment Termination Date”); provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter. You will have the right to terminate this Commitment Letter in the event that the Debtor’s exclusive periods to file and solicit acceptances of a plan of reorganization are terminated or modified.

13

Please confirm that the foregoing is in accordance with your understanding by signing and returning to JPMorgan an executed copy of this Commitment Letter, together, if not previously executed and delivered, with an executed copy of the Fee Letter, on or before 11:59 p.m., New York City time, on October 11, 2019, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. This offer will terminate on such date if this Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence. We look forward to working with you on this transaction.

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14

Schedule I

Titles

Commitment Party (or its designated affiliate)	Title(s)
BNP Paribas	Joint Lead Arranger and Co- Documentation Agent
Credit Suisse AG, Cayman Islands Branch	Joint Lead Arranger and Co- Documentation Agent
Morgan Stanley Bank, N.A.	Joint Lead Arranger and Co- Documentation Agent
MUFG Union Bank, N.A.	Joint Lead Arranger and Co- Documentation Agent
Wells Fargo Bank, National Association	Joint Lead Arranger and Co- Documentation Agent
Mizuho Bank, Ltd.	Joint Lead Arranger and Co- Documentation Agent

Schedule II

Commitments

Commitment Party	Commitment
JPMorgan Chase Bank, N.A.	$1,466,216,216.28
Bank of America, N.A.	$1,099,662,162.16
Barclays Bank PLC	$1,099,662,162.16
Citi	$1,099,662,162.16
Goldman Sachs Bank USA	$1,050,000,000.00
Goldman Sachs Lending Partners LLC	$49,662,162.16
BNP Paribas	$189,189,189.18
Credit Suisse AG, Cayman Islands Branch	$189,189,189.18
Morgan Stanley Bank, N.A.	$189,189,189.18
MUFG Union Bank, N.A.	$189,189,189.18
Wells Fargo Bank, National Association	$189,189,189.18
Mizuho Bank, Ltd.	$189,189,189.18
Total:	$7,000,000,000.00

Mandatory Prepayments and Commitment Reductions:
On or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the Facility Documentation (as applicable) shall be automatically and permanently reduced, and after the Closing Date, the aggregate principal amount of loans under the Facility shall be prepaid, in each case without penalty or premium and on a dollar-for-dollar basis, by the following amounts (without duplication):

(a) 100% of the Net Cash Proceeds (as defined below) of all asset sales or other dispositions of property by the Borrower, the Utility and their respective subsidiaries and any insurance and condemnation proceeds, other than (i) sales or other dispositions of assets in the ordinary course of business, (ii) sales or other dispositions of obsolete or worn-out property and property no longer used or useful in the business, (iii) intercompany transfers among the Utility, the Borrower and their respective subsidiaries, (iv) sales or other dispositions of assets the Net Cash Proceeds of which do not exceed $10,000,000 in any single transaction or series of related transactions, (v) other sales or other dispositions of assets the Net Cash Proceeds of which do not exceed an aggregate amount of $100,000,000, and (vi) Net Cash Proceeds of any casualty or condemnation event that are reinvested or committed to be reinvested to replace or repair the affected assets within twelve months after the receipt of such proceeds;

(b) 100% of the Net Cash Proceeds received by the Borrower, the Utility or any of their respective subsidiaries from (i) any issuance of debt securities (including the Notes) or other debt for borrowed money (including pursuant to any bank or other credit facility and including the Net Cash Proceeds of any securitization securities or facilities) (other than Excluded Debt (as defined below) and amounts referred to in clause (c) below) (collectively, “Specified Debt”) and (ii) any issuance of equity securities (including shares of its common stock or preferred equity or equity-linked securities) (other than Excluded Equity Offerings (as defined below)); and

(c) 100% of the committed amount under any Qualifying Bank Financing (as defined below), excluding up to $27,350 million under any Qualifying Bank Financing of the Utility;

provided, however, that until such time as the Backstop Commitments (as defined in those certain Chapter 11 Plan Backstop Commitment Letters (the “BCLs”), as in effect on ~~the date hereof~~December 20, 2019) have been reduced to $0, except as contemplated by the proviso to the Excluded Debt definition below, the commitments in respect of the Facility shall not be reduced by any cash proceeds from any Additional Capital Source (as defined in the BCLs, as in effect on ~~the date hereof~~December 20, 2019) to the extent that such cash proceeds also reduce the Backstop Commitments.

disposition of the 77 Beale Street, San Francisco property or any hydroelectric generation assets; provided that the Facility will provide that not more than $750 million of hydroelectric generation assets may be disposed of, and (E) the amount of reserves established by the Utility, the Borrower or any of their respective subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles; provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds;

(b) with respect to the incurrence, issuance, offering or placement of debt securities or other debt for borrowed money, the excess, if any, of (i) cash actually received by the Utility, the Borrower and their respective subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Utility, the Borrower and their respective subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c) with respect to the issuances of equity interests, the excess of (i) the cash actually received by the Utility, the Borrower and their respective subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Utility, the Borrower or any of their respective subsidiaries in connection with such issuance.

“Excluded Debt” shall mean (i) intercompany indebtedness of the Utility, the Borrower or any of their respective subsidiaries, (ii) ordinary-course purchase money indebtedness, facility and equipment financings, other debt incurred in the ordinary course of business for capital expenditures and working capital purposes, financial leases or capital lease obligations, overdraft protection, ordinary course letter of credit facilities, hedging and cash management, and similar obligations, (iii) borrowings under the Revolving Credit Facility up to an aggregate amount not to exceed $500 million, (iv) revolving borrowings under the DIP Facility Credit Agreement (as defined in the Plan) (or refinancings thereof) up to an aggregate amount not to exceed the amount of the revolving commitments in effect thereunder on the date of the Commitment Letter, (v) incremental facilities under the DIP Facility Credit Agreement (or refinancings thereof) or any new debtor-in-possession facilities, in either case that are to be paid in full in cash at emergence from the Chapter 11 Cases, (vi) securitization securities or facilities ~~contemplated by the Plan,~~, and (vii) issuances of debt by the Utility or its subsidiaries in a principal amount not to exceed $27,350 million and debt or unfunded commitments under a revolving credit facility to be entered into by the Utility in an amount not to exceed $3,500 million, in each case as contemplated by the Plan; provided that, notwithstanding the foregoing, if (A) the aggregate principal amount of Specified Debt issued or incurred by the Borrower plus the aggregate principal amount of Excluded Debt issued or incurred by the Borrower pursuant to clause (vi) plus the principal amount of Surviving Debt of the Borrower exceeds $7,000 million, or (B) the aggregate principal amount of Specified Debt issued or incurred by Utility or its subsidiaries plus the aggregate principal amount of Excluded Debt issued or incurred by the Utility or its subsidiaries pursuant to clause (iv), (v), (vi) or (vii), plus the principal amount of Surviving Debt of the Utility or its subsidiaries exceeds $30,000 million, then in either case the commitments with respect to the Facility shall be reduced, or the loans under the Facility shall be prepaid, by an equivalent amount (for the avoidance of doubt, until such commitments or the aggregate principal amount of such loans, in either case, equal zero).

“Excluded Equity Offerings” shall mean (i) issuances pursuant to employee compensation plans, employee benefit plans, employee based incentive plans or arrangements, employee stock purchase plans, dividend reinvestment plans and retirement plans or issued as compensation to officers and/or non-employee directors or upon conversion or exercise of outstanding options or other equity awards, (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than PG&E, the Borrower and their respective subsidiaries under applicable law, (iii) issuances to or by a subsidiary of the Borrower to the Borrower or any other subsidiary of the Borrower (including in connection with existing joint venture arrangements), (iv) any equity issued pursuant to the Plan in an aggregate amount not to exceed $~~14,000~~12,000 million and (v) additional exceptions to be agreed.

“Qualifying Bank Financing” shall mean a committed but unfunded bank or other credit facility for the incurrence of debt for borrowed money by the Borrower or the Utility that has become effective for the purposes of financing the Transactions (excluding, for the avoidance of doubt, the Facility), subject to conditions to funding that are, in the written determination of the Borrower, no less favorable to the Borrower than the conditions to the funding of the Facility set forth herein.

In addition, with respect to any Included Securitization Transactions, (x) if the proceeds of such Included Securitization Transaction are received, or commitments with respect thereto are entered into, on or prior to the Closing Date, such proceeds or committed amounts shall be applied as set forth under “Closing Date Securitization Waterfall” below and (y) if the proceeds of such Included Securitization Transaction are received after the Closing Date, then, without duplication of any reduction pursuant to clause (x) above, such proceeds shall be applied to prepay the Facility to the maximum extent permitted by applicable law and regulatory approvals and thereafter shall be applied to prepay the Utility Facility.

“Included Securitization Transaction” shall mean any securitization transaction of the Borrower, the Utility or its Subsidiaries other than any non-recourse pass-through securitization transaction contemplated by A.B. 1054, 2019 Assemb. (Cal. 2019) (for the avoidance of doubt, non-recourse pass-through securitization transactions shall not include any securitization all or a portion of which is, directly or indirectly, credited, rebated or otherwise paid to customers).

“Fire Victim Trust Securitization” shall mean a tax benefits securitization all or a portion of the proceeds of which will be utilized to finance the Fire Victim Trust contemplated by (and as defined in) the Plan.

In addition, the aggregate commitments in respect of the Facility shall be permanently reduced to zero on the Commitment Termination Date.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction being required hereunder.

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Closing Date Securitization Waterfall:	On or prior to the Closing Date, the proceeds of all Included Securitization Transactions shall be applied as follows (the “Closing Date Securitization Waterfall”):

First, to the extent constituting proceeds of a Fire Victim Trust Securitization, to finance the Fire Victim Trust as contemplated by the Plan, up to $1,350 million;

Second, to reduce commitments under the Facility on a dollar-for-dollar basis in accordance with the Mandatory Prepayments and Commitment Reductions section above, up to $2,000 million;

Third, to be deposited as cash on the balance sheet of the Borrower, the Utility or its Subsidiaries on the Closing Date, up to $650 million;

Fourth, at the Borrower’s election, in lieu of (and to reduce) the minimum equity requirement (and the intended use of proceeds thereof) as specified in clause 13 of Annex B, up to $4,000 million;

Thereafter, as the Borrower shall direct (but, for the avoidance of doubt, with no further reduction to the minimum equity requirement, as specified in clause 13 of Annex B).

Voluntary Prepayments and Reductions in Commitments:
Prepayments of borrowings under the Facility will be permitted at any time, in whole or in part and in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. The Borrower may voluntarily reduce unutilized portions of the commitments under the Facility at any time without penalty.

Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Documentation:
The making of the loans under the Facility will be governed by definitive loan and related agreements and documentation (collectively, the “Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be negotiated in good faith, which will be based on the Borrower’s Second Amended and Restated Credit Agreement, dated as of April 27, 2015, among the Borrower, the financial institutions from time to time party thereto and Bank of America, N.A., as administrative agent (as amended from time to time prior to the date hereof, the “Pre-Petition Credit Agreement”). The Facility Documentation will contain only those representations and warranties, affirmative and negative covenants, mandatory prepayments and commitment reductions, and events of default expressly set forth in the Commitment Letter (including this Annex A). The Facility Documentation shall include modifications to the Pre-Petition Credit Agreement (a) as are necessary to reflect the terms set forth in the Commitment Letter (including this Annex A) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Pre-Petition Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent and operational requirements of the Borrower and its subsidiaries, (d) to reflect the nature of the Facility as a bridge facility, (e) to reflect the Borrower’s pro forma capital structure, (f) to reflect certain provisions in the DIP Facility Credit Agreement to be agreed and (g) to reflect the terms of the Plan.

Representations and Warranties:
The Facility Documentation will contain only the following representations and warranties, which shall be made on the effectiveness of the Facility Documentation (the “Facility Documentation Effective Date”) and on the Closing Date, and be based on those in the Pre-Petition Credit Agreement (subject to the Documentation Principles): financial condition, no change, existence; compliance with law; power; authorization; enforceable obligations; no legal bar; litigation; no default; taxes; federal regulations; ERISA; investment company act and other regulations;

ANNEX A-I

Interest Rates:
The interest rates under the Facility will be, at the option of the Borrower, (a) Adjusted LIBO Rate plus the Applicable Adjusted LIBO Rate Margin (each as defined below) or (b) ABR (as defined below) plus the Applicable Adjusted LIBO Rate Margin minus 1.00% (but in any event not less than 0.00%).

The Borrower may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBO Rate borrowings. Calculation of interest shall be on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be paid in arrears (i) at the end of each interest period and no less frequently than quarterly, in the case of Adjusted LIBO Rate advances, and (ii) quarterly, in the case of ABR advances.

“ABR” is the Alternate Base Rate, which is the greatest of (i) the Prime Rate, (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available ~~for the applicable currency~~) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available ~~for the applicable currency)~~) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of the Facility Documentation.

“LIBO Rate” means, with respect to any ~~Eurocurrency~~Eurodollar borrowing ~~for any applicable currency~~ and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) ~~with respect to the applicable currency~~ then the LIBO Rate shall be the Interpolated Rate.

A-I-2

“LIBO Screen Rate” means, for any day and time, with respect to any ~~Eurocurrency~~Eurodollar borrowing for ~~any applicable currency and for~~ any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for ~~the relevant currency for~~ a period equal in length to such interest period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Facility Documentation.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S.

ANNEX B

$7,000 Million Senior Unsecured 364-Day Facility
Conditions3

The borrowing under the Facility shall be subject to the satisfaction or waiver by the Commitment Parties of the following conditions:

1.          (a) The Bankruptcy Court shall have entered (x) the Approval Order and (y) a confirmation order confirming the Plan with respect to the Debtors in form and substance reasonably satisfactory to the Required Commitment Parties (the “Confirmation Order”) by no later than June 30, 2020, each of which shall (i) not be stayed, (ii) be in full force and effect, (iii) be final and non-appealable, and (iv) not have been reversed, vacated, amended, supplemented, or otherwise modified in a manner adverse to the interests of the Commitment Parties without the consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed; provided modifications to the Plan solely as a result of an increase in roll-over, “take-back” or reinstatement of any existing debt of the Debtors shall be deemed not to be adverse to the Commitment Parties for the purposes of this clause (iv)), (b) none of the Plan, the Confirmation Order or the Approval Order shall have been amended or modified or any condition contained therein waived, in either case without the consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), (c) the Plan shall have become effective in accordance with its terms no later than 60 days after the entry of the Confirmation Order, and all conditions precedent to the effectiveness of the Plan shall have been, or substantially contemporaneously with the closing under the Facility, will be, satisfied or waived (to the extent adverse to their interests, with the prior consent of the Required Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed)), (d) the transactions as described and defined in the Plan to occur upon the Effective Date of the Plan shall have been consummated, or substantially concurrently with the closing of the Facility will be consummated, on the Closing Date, (e) the Debtors shall be in compliance in all material respects with the Confirmation Order and (f) all documents necessary to implement the Plan and the financings and distributions contemplated thereunder shall have been executed (each~~, to the extent~~ of which shall either (x) not be adverse to ~~their~~the interests~~,~~ of the Commitment Parties or (y) be in form and substance reasonably acceptable to the Required Commitment Parties).

2.          (x) The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the last fiscal quarter of any fiscal year); provided that in each case the financial statements required to be delivered by this paragraph 2(x) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement on Form S-1, in all material respects. The Arrangers hereby ~~acknowledges~~acknowledge receipt of the financial statements of PG&E in the foregoing clause (a) for the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016, and in the foregoing clause (b) for the fiscal quarters ended June 30, 2019 and March 31, 2019. The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

3All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex B is attached, including Annex A thereto.

B-3

10.          Total PG&E weighted average earning rate base (including electric generation, electric transmission, electric distribution, gas distribution, gas transmission and storage) for estimated 2021 as approved by the ~~California Public Utilities Commission (the “~~CPUC~~”)~~ shall be no less than 95% of $48 billion.

11.          Since June 30, 2019, no result, occurrence, fact, change, event, effect, violation, penalty, inaccuracy or circumstance (whether or not constituting a breach of a representation, warranty or covenant set forth in the Plan) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies, or circumstances, (i) would have or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, capitalization, financial performance, financial condition or results of operations, in each case, of the Debtors, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Debtors to consummate the transactions contemplated by this Commitment Letter or the Plan or perform their obligations hereunder or thereunder, including their obligations under the Facility or the Utility Facility (each a “Material Adverse Effect”) shall have occurred; provided, however, that none of the following results, occurrences, facts, changes, events, effects, violations, penalties, inaccuracies or circumstances shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: (A) the filing of the Chapter 11 Cases, and the fact that the Debtors are operating in bankruptcy, (B) results, occurrences, facts, changes, events, violations, inaccuracies or circumstances affecting (1) the electric or gas utility businesses in the United States generally or (2) the economy, credit, financial, capital or commodity markets, in the United States or elsewhere in the world, including changes in interest rates, monetary policy or inflation, (C) changes or prospective changes in law (other than any law or regulation of California or the United States that is applicable to any electrical utility) or in GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (D) any decline in the market price, or change in trading volume, of any securities of the Debtors, (E) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, credit ratings, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (F) any wildfire occurring after the Petition Date and prior to January 1, 2020, and (G) one or more wildfires, occurring on or after January 1, 2020, that destroys or damages fewer than 500 Structures in the aggregate (it being understood that (I) the exceptions in clauses (D) and (E) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is a Material Adverse Effect, and (II) a Material Adverse Effect shall include the occurrence of one or more wildfires on or after January 1, 2020 destroying or damaging at least 500 Structures within PG&E’s service area at a time when the portion of PG&E’s system at the location of such wildfire was not successfully de-energized.

12.          The Debtors’ aggregate liability with respect to ~~Wildfire~~Fire Claims shall be determined (whether (i) by the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes), (ii) pursuant to an agreement between the Debtors and the holders of ~~Wildfire~~Fire Claims, or (iii) through a combination thereof) not to exceed the ~~Wildfire Claims Cap; provided, however, that for purposes of this paragraph 13, (A) any Wildfire Claim that the CPUC has approved or agreed to approve for recovery or pass through by the Utility shall not count in determining the Wildfire Claims Cap and (B) the Wildfire Claims Cap shall be increased by an amount equal to the amount of Wildfire Claims consisting of professional fees that the Bankruptcy Court (or the District Court to which the reference has been partially withdrawn for estimation purposes) determines to be reasonable.~~Fire Claims Cap.

13.          PG&E shall have received at least ~~$14,000~~12,000 million of proceeds from the issuance of equity, on terms acceptable to each Commitment Party in its sole discretion, provided that (i) up to $2,000 million of such proceeds shall be permitted to come from the proceeds of preferred equity~~,~~ or equity-linked securities ~~or securitizations~~ issued by PG&E or the Utility, so long as such issuance could not reasonably be expected to negatively impact cash distributions to the Borrower or distributions that will be available to service debt at the Borrower~~.~~ and (ii) such amount may be reduced by up to $4,000 million from the proceeds of any Included Securitization Transaction on terms reasonably satisfactory to the Commitment Parties subject to compliance with the Closing Date Securitization Waterfall set forth in Annex A. The economic benefit of the net operating loss carryforwards and other tax attributes of the Borrower, the Utility or its subsidiaries shall not have been transferred (pursuant to a tax monetization transaction or otherwise) except on terms that could not reasonably be expected to negatively impact the cash flows of the Borrower, the Utility or its subsidiaries as determined by the Arrangers in their sole discretion.

B-4

14.          The Utility has both (i) elected, and received Bankruptcy Court approval, to participate in the Go-Forward Wildfire Fund (as defined in the Plan) and (ii) satisfied the other conditions to participation in the Go-Forward Wildfire Fund set forth in the Wildfire Legislation (as defined in the Plan).

15.          PG&E shall own directly 100% of the common stock of the Utility.

16.          No order of a governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation or funding of any transactions contemplated by the Plan shall have been received by the Debtors, and no law, statute, rule, regulation or ordinance shall have been adopted that makes the consummation or funding of any transactions contemplated by the Plan illegal or otherwise prohibited.  The Utility shall have delivered to the Arrangers a financial model satisfactory to the Arrangers reflecting sources and uses and capital structure, together with a certification by the Utility that such financial model demonstrates compliance with all regulatory requirements (including all CPUC approvals).

17.          One or more investment banks reasonably satisfactory to the Commitment Parties shall have been engaged to publicly sell or privately place the Notes for the purpose of reducing, replacing or refinancing the Facility.